AMENDMENT TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
DATED JUNE 5, 2012

THIS AMENDMENT (the “Amendment”) entered into as of June 5, 2012 is an amendment to the Investment Sub-Advisory Agreement (the “Agreement”) dated April 8, 2011, by and between DundeeWealth US, LP, a Delaware limited partnership (“DundeeWealth”) and GCIC US Ltd., formerly Goodman & Company, N.Y. Ltd. (“Sub-Adviser”).

WHEREAS, the Adviser was hired by the DundeeWealth Funds (the “Trust”) to provide investment management services with respect to each series of the Trust (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Adviser has the authority to appoint sub-advisers to provide investment advisory and other services to the Funds;

WHEREAS, Goodman & Company, N.Y. Ltd. changed its name to GCIC US Ltd.;

WHEREAS, DundeeWealth and Sub-Adviser desire to amend Appendix A and Appendix B to remove Funds which have not been funded and will not be opened and to reflect name changes for certain Funds; and

WHEREAS, this Amendment will be effective as of the date of the effectiveness of the Post-Effective Amendment related to the Institutional Classes of the Funds (the “Effective Date”).

NOW THEREFORE, in consideration of the mutual terms and agreements set forth in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be bound, agree to the following:

1.	Capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Agreement.

2.	Appendix A is hereby amended and restated in its entirety as provided on Schedule 1 attached hereto, as of the Effective Date.

3.	Appendix B to the Agreement is hereby amended and restated in its entirety as provided on Schedule 2 attached hereto, as of the Effective Date.

4.	All other terms and conditions of the Agreement shall remain in full force and effect and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

GCIC US Ltd.	DUNDEEWEALTH US, LP

By:	By:
Name:	Name:
Title:	Title:

GCIC US Ltd.	DUNDEEWEALTH US, LP

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 1

APPENDIX A
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
JUNE 5, 2012

Fund

Dynamic Energy Income Fund

Dynamic Canadian Equity Income Fund

Dynamic Contrarian Advantage Fund

Dynamic Discovery Fund

Dynamic Gold & Precious Metals Fund

Dynamic U.S. Growth Fund

Dynamic World Growth Fund

Dynamic Global Growth Fund

SCHEDULE 2

APPENDIX B
TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
JUNE 5, 2012

Fund	Annual Sub-Advisory Fee

Dynamic Energy Income Fund	0.45% on the first $150 million 0.75% thereafter

Dynamic Canadian Equity Income Fund	0.45% on the first $150 million 0.75% thereafter

Dynamic Contrarian Advantage Fund	0.35% on the first $150 million 0.65% thereafter

Dynamic Discovery Fund	0.45% on the first $150 million 0.75% thereafter

Dynamic Gold & Precious Metals Fund	0.45% on the first $150 million 0.75% thereafter

Dynamic U.S. Growth Fund	0.25% on the first $150 million 0.55% thereafter

Dynamic World Growth	0.45% on the first $150 million 0.75% thereafter

Dynamic Global Growth	0.35% on the first $150 million 0.65% thereafter